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                                                                      EXHIBIT 11

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     FOR FISCAL YEAR ENDED JANUARY 1, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                        FULLY
                                                             PRIMARY   DILUTED
                                                               EPS       EPS
                                                            --------- ---------
Weighted average number of common shares outstanding....... 3,707,299 3,707,299
Common Stock equivalents due to assumed exercise of
 options...................................................   248,392   277,540
                                                            --------- ---------
    Total Shares........................................... 3,955,691 3,984,839
Net Income................................................. $     764 $     764
  Less: Preferred Stock dividend net of offering cost
   amortization............................................       195       195
                                                            --------- ---------
                                                            $     569 $     569
                                                            ========= =========
Income Per Share........................................... $     .14 $     .14
                                                            ========= =========
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